Exhibit 10.1
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (“Agreement”), dated as of December 22, 2005 (the “Effective Date”), is between and among Royal Gold, Inc., a Delaware corporation (“Buyer”) and Kennecott Minerals Company, a Delaware corporation (“KMC”), Kennecott Montana Company, a Delaware corporation (“Kennecott Montana”), Kennecott Holdings Corporation, a Delaware corporation (“Kennecott Holdings”), Kennecott Rawhide Mining Company, a Delaware corporation (“Kennecott Rawhide”), and Kennecott Nevada Copper Company, a Delaware corporation (“Kennecott Nevada”) (each individually, a “Seller”, and collectively, the “Sellers”).
RECITALS
     A. Pursuant to the Asset Purchase and Sale Agreement for the Troy Mine and Rock Creek Project between and among Kennecott Montana and Revett Silver Company (f/k/a/ Sterling Mining Company) and Genesis, Inc. dated as of February 21, 2000, as amended by the First Amendment, effective May 18, 2001, the Second Amendment, effective August 1, 2001, the Third Amendment, effective February 1, 2003, the Fourth Amendment, effective January 26, 2005, and the Fifth Amendment, effective February 9, 2005 (collectively, the “Revett Agreement”), Kennecott Montana owns 2,250,000 shares of the common stock of Sterling Mining Company, now known as Revett Silver Company, a Montana corporation (“Revett Silver”); and
     B. Subject to any limitations approved by the shareholders of Revett Silver, the 2,250,000 shares of the common stock of Sterling Mining Company are exchangeable for (a) 2,250,000 shares of Class B common stock of Revett Silver; or (b) a combination of shares of Class B common stock of Revett Silver and common stock of Revett Minerals, Inc., a Canadian corporation (“Revett Minerals”), totaling 2,250,000 shares (Revett Silver and Revett Minerals being collectively referred to herein as “Revett” and the 2,250,000 shares of Sterling Mining Company now owned by Kennecott Montana and exchangeable as described above being referred to herein as the “Shares”); and
     C. Pursuant to the terms of the Revett Agreement, the Shares may be exchanged (the “Royalty Conversion Right”) for a two percent (2%) net smelter return royalty on any production from any mine developed on the real property described on Schedule 1-A hereto (the “Rock Creek Royalty Property”), payable by Revett Silver and RC Resources, Inc., a Montana corporation wholly-owned by Revett Silver (“RC Resources”) in accordance with the terms set forth in the Revett Agreement (the “Rock Creek Royalty”); and
     D. Pursuant to the terms of a December 20, 1989, Order of the Court entitled “Stipulation to Dismiss with Prejudice and to Confirm Settlement Agreement” entered in Silver King Mines, Inc. et al. v. Kennecott Corp., et al., NO CV 89-4027 Dept. No. 9 (2nd Judicial Dist., Nevada), as amended by the Amendment to Stipulation to Dismiss with Prejudice and to Confirm Settlement Agreement, entered by the court on December 11, 1990, and the Amendment No. 2 to Stipulation to Dismiss with Prejudice and to Confirm Settlement

Agreement, entered by the court on December 12, 1991 (“Stipulation”), Kennecott Holdings, Kennecott Rawhide and Kennecott Nevada are owners of a three percent (3%) net smelter return royalty (the “Robinson Royalty”) on the base metals and associated metals co-products (including precious metals) produced from the real property described on Schedule 1-B hereto (the “Robinson Royalty Property”); and
     E. Kennecott Holdings, Kennecott Rawhide and Kennecott Nevada are entitled to receive the Robinson Royalty following the funding of a trust fund for Reclamation and Remediation (each as defined in the Stipulation) of the Robinson Royalty Property (“Trust Fund”). Pursuant to the Stipulation, the proceeds of the Robinson Royalty are to be contributed to the Trust Fund until a total of Twenty Million and No/100 US Dollars (US$20,000,000.00) in principal and interest have been contributed, credited and/or accrued (“Trust Fund Amount”); and
     F. Pursuant to the Robinson Property Trust Ancillary Agreement between and among Kennecott Holdings, Kennecott Rawhide and Kennecott Nevada and BHP Copper, Inc. and BHP Nevada Mining Company dated September 12, 2003, as amended January 30, 2004 (“Ancillary Agreement”), the parties thereto agreed, among other things, to more fully define the Robinson Royalty (including protocol for conducting audits and resolving disputes regarding the Robinson Royalty) and the obligations to fund the Trust Fund; and
     G. Through various transactions, corporate acquisitions, reorganizations and name changes, as of the date hereof, Quadra Mining, Ltd, a corporation formed under the Company Act of British Columbia, and its wholly-owned subsidiary Robinson Nevada Mining Company, a Delaware corporation (collectively, “Quadra”), have assumed the responsibility of funding the Trust Fund and paying the Robinson Royalty to Kennecott Holdings, Kennecott Rawhide and Kennecott Nevada pursuant to the terms of the Stipulation and the Ancillary Agreement; and
     H. Pursuant to the Royalty for Technical Expertise Agreement dated March 23, 2001 (“RTE”), the Asset Purchase Agreement dated as of December 21, 2000 between and among Minera San Augusto, S.A. de C.V. (“MSA”), O.N.C. de Mexico, S.A. de C.V. (“ONCM”), now known as Minas de Oro Nacional S.A. de C.V. (“MON”), and National Gold Corporation (“NGC”)(as amended by the Amendment to Asset Purchase Agreement dated March 23, 2001 and the Second Amendment Agreement dated August 21, 2001) and the Assignment and Assumption Agreement dated March 23, 2001 between MSA, as assignor, and KMC and Tenedoramex S.A. de C.V., as assignees, (collectively, the “Mulatos Agreements”), KMC is the owner of a thirty percent (30%) portion of (i) a two percent (2%) Net Smelter Return royalty on all Products, other than Gold and Silver Products; and (ii) a sliding scale royalty on Net Smelter Returns on Gold and Silver Products, in each case as those capitalized terms are defined in the RTE, which royalties are payable until the first two million (2,000,000) ounces of gold have been mined, processed and sold or deemed sold from a mine or mines developed on the 27 concessions comprising the “Mulatos Royalty Property” (as described on Schedule 1-C hereto) payable by MON in accordance with the terms set forth in the Mulatos Agreements (the “Mulatos Royalty”); and

     I. Sellers desire to sell and convey their interests in the Mulatos Royalty, the Robinson Royalty and the Shares (along with the Royalty Conversion Right) to Buyer, and Buyer desires to acquire the same, pursuant to the terms set forth in this Agreement.
AGREEMENT
     In consideration of the mutual covenants contained in this Agreement, and other valuable consideration, the receipt of which is hereby acknowledged by the parties, Buyer and Sellers agree as follows:
ARTICLE I.
PURCHASE & SALE OF ASSETS
     1.1 Purchase and Sale of Assets. Upon the terms and provisions of this Agreement, at the Closing (as defined in Section 1.4), Buyer will purchase and accept delivery from Sellers, and Sellers will each sell, convey, assign, transfer and deliver to Buyer, all of each Seller’s respective right, title and interest (except that defined as Excluded Assets in Section 1.2, below) in and to the following (the “Assets”), free and clear of all (a) liens, claims, charges, equities or encumbrances of any kind created by, through or under Sellers; and (b) any restrictions whatsoever created by, through or under Sellers, except (i) with respect to the Shares and the Royalty Conversion Right, as stated in the Revett Agreement; (ii) with respect to the Robinson Royalty, as stated in the Stipulation and Ancillary Agreement; and (iii) with respect to the Mulatos Royalty, as stated in the Mulatos Agreements:
     (a) the Mulatos Royalty and the Robinson Royalty, and any and all rights of Sellers to receive all amounts accruing or deemed to accrue thereunder immediately following the Closing Date; and
     (b) the Shares and the Royalty Conversion Right if a written consent of Revett to assignment of the Royalty Conversion Right in form and content satisfactory to Buyer has been obtained as of the Closing (which written consent, if obtained, will be appended to this Agreement as Exhibit F); and
     (c) the rights of every nature, kind and description, whether accrued, contingent or otherwise (other than the Excluded Assets) (i) that are related to the Assets described in subsections (a) and (b) above and (ii) that are reasonably necessary to enforce or effectuate (A) any payment or disclosure obligations arising pursuant to the Rock Creek, Robinson or the Mulatos Royalties; (B) any inspection or audit rights related to such royalties; and (C) the Royalty Conversion Right (collectively, the “Enforcement Rights”). Buyer and Sellers acknowledge that some rights included in the Enforcement rights, such as a right to audit, might also be included in the Excluded Assets (as defined below) and that Buyer and Sellers might be required to coordinate exercise of such rights under applicable agreements.
     1.2 Excluded Assets and Liabilities. Notwithstanding any provision hereof or any schedule or exhibit hereto and regardless of any disclosure to Buyer:

     (a) Sellers will retain and not sell, convey or transfer, and the Buyer will not purchase or acquire, any right, title or interest in or to the following (collectively, the “Excluded Assets”):
     (i) Any and all rights or interest under the Stipulation and the Ancillary Agreement, other than the rights in the Robinson Royalty and the Enforcement Rights related thereto, but including any right of Seller to review the reasonableness of any Remediation and Reclamation activities (as defined in the Stipulation and the Ancillary Agreement), approve or object to such activities or the characterization or costs thereof, submit any resulting disputes or disagreements to mediation, arbitration or litigation, and enforce the results thereof, and any and all rights or interest under the Stipulation and the Ancillary Agreement to any portion of the Trust Fund remaining following full completion of the Reclamation and Remediation activities on the Robinson Royalty Property;
     (ii) Any and all rights or interest under the Mulatos Agreements acquired by KMC pursuant to the Mulatos Agreements, other than the rights in the RTE and the Enforcement Rights related thereto, but including any Seller’s right and interest in and to any portion of (A) the Kennecott Advanced Amount Promissory Note, the Kennecott IVA Promissory Note, the Kennecott Deferred Closing Payment, the Kennecott $525,000 Note, the Kennecott $225,000 Note, the Kennecott Debenture, the Guarantee, the Capital Payments and the Royalty Reserve Payments, each of which is defined in that Second Amendment Agreement dated August 21, 2001 and all of which have been satisfied or paid in full to KMC prior to the Effective Date; (B) the Security and the Security Documents, each as defined in the Kennecott Debenture; and (C) the Share Option Agreements, each of which is dated March 23, 2001, with KMC as optionee and Albert Matter and National Gold Corporation as optionors (collectively, (but excluding the RTE and the related Enforcement Rights), the “Mulatos Obligations”);
     (iii) Any and all rights or interest under the Revett Agreement, other than the rights in the Shares, the Royalty Conversion Rights and the Enforcement Rights related thereto, but including any Seller’s rights or interest in and to any portion of the promissory note (and principal and interest paid thereon) in the principal amount of Five Million and No/100 Dollars (US$5,000,000) payable to Kennecott Montana by Revett and its affiliates; and
     (iv) If the consent of Revett to conveyance to Buyer of the Royalty Conversion Right described in Section 1.1(b) hereof is not obtained prior to Closing, the Shares, the Royalty Conversion Right and the Enforcement Rights related thereto shall constitute an Excluded Asset; and all recitals, representations, warranties, covenants and obligations related to such Shares, Royalty Conversion Right and Enforcement Rights with respect to the Shares, Royalty Conversion Right and Rock Creek Royalty shall be deemed to have been stricken from this Agreement and will be null and void and a statement to that effect will be attached to this Agreement as Exhibit D.

     (b) Buyer is not assuming any liability, obligation or commitment of any Seller, whether known or unknown, actual or contingent, now-existing or arising with notice or lapse of time, and expressly disclaims, in whole and in part, the assumption of all such liabilities, obligations or commitments (“Excluded Liabilities”). The Excluded Liabilities include, but are not limited to, the following:
     (i) Any and all obligations and liabilities of any Seller relating to or arising from environmental or other conditions of any portion of the Robinson Royalty Property, the Mulatos Royalty Property or the Rock Creek Royalty Property, including, but not limited to, any responsibility to fund or perform Reclamation or Remediation activities as provided in the Stipulation or the Ancillary Agreement; and
     (ii) Any and all obligations and liabilities of any Seller to Quadra or any predecessor or successor in interest of Quadra as to any portion of the Robinson Royalty Property or the Trust Fund or to any other entity resulting from, arising under or pursuant to the Stipulation or the Ancillary Agreement, including, but not limited to, any obligation of any Seller to review and approve or object to the Remediation and Reclamation being performed on the Robinson Royalty Property and the expenditure of funds therefor from the Trust Fund or any obligation for net proceeds of minerals or other taxes attributable to funds contributed, credited and/or accrued to the Trust Fund; and
     (iii) Any and all obligations and liabilities of any Seller to MON, Alamos Gold, Inc., successor by merger to National Gold Corporation (“Alamos”), or any other person or entity that relates in any manner to the obligation to sell, assign, transfer or convey, or the alleged failure to sell, assign, transfer or convey, the Continuación de Virgencita concession (“Virgencita Concession”) included in the Mulatos Royalty Property; and
     (iv) Any and all obligations and liabilities under the RTE for the prior or future performance of technical services pursuant to the Mulatos Agreements; and
     (v) Any and all obligations and liabilities of any Seller that result from or arise under any breach or violation of any obligation or representation or warranty of, or default in performance under, the Revett Agreement, the Stipulation or the Ancillary Agreement or the Mulatos Agreements.
Provided, however, that Sellers shall not be responsible for any liability, obligation or commitment included in the Excluded Liabilities to the extent Buyer takes any affirmative action, without the consent of KMC, to supplement, reduce or otherwise amend the Assets that materially and adversely affects a Seller’s rights or increases a Seller’s obligations or liabilities with respect to the Excluded Liabilities. For purposes of clarification, an omission or other failure to act, such as a waiver, shall not constitute an “affirmative action” on the part of Buyer.

     1.3 Purchase Price. In exchange for the Assets, Buyer will pay to Sellers at the Closing TWENTY-SIX MILLION EIGHT HUNDRED THOUSAND AND NO/100 US DOLLARS (US$26,800,000.00) (“Purchase Price”) by wire transfer to an account designated by KMC. If the consent described in Section 1.1(b) hereof has not been obtained as of Closing, the Purchase Price due at Closing shall be reduced to TWENTY FIVE MILLION AND NO/100 US DOLLARS (US$25,000,000.00).
     1.4 Closing. Purchasers and Buyer shall consummate and close the transactions contemplated herein (“Closing”), at Sellers’ offices located at 224 North 2200 West, Salt Lake City, Utah (or at such other place as the parties may mutually agree) at 10:00 o’clock a.m., local time, on or before five (5) business days after the Effective Date (the “Closing Date”). The Closing Date may be postponed to a later time and date by mutual agreement of the parties. If the Closing is postponed, all references to the Closing Date in this Agreement shall refer to the postponed date.
     1.5 Documents to be Delivered at Closing.
     (a) At the Closing, Sellers will deliver to Buyer, in form and substance satisfactory to the counsel of Buyer:
     (i) If the Shares are included in the Assets at Closing:
(A)	Stock certificates for the Shares, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, which certificates shall be duly endorsed to Buyer or accompanied by stock powers executed by Kennecott Montana in form satisfactory to Buyer bearing any transfer stamps required by applicable law;

(B)	An assignment of the Royalty Conversion Right in the form attached hereto as Exhibit A-1 executed by Kennecott Montana; and

(C)	The non-disturbance agreement in the form attached hereto as Exhibit A-2 executed by Kennecott Montana as to the Shares, the Royalty Conversion Right and the Rock Creek Royalty;
     (ii) As to the Robinson Royalty:
(A)	The Royalty Deed and Assignment in the form attached hereto as Exhibit B, executed by Kennecott Holdings, Kennecott Rawhide and Kennecott Nevada; and

(B)	An instruction letter executed by Kennecott Holdings, Kennecott Rawhide and Kennecott Nevada advising Quadra of the assignment of the Robinson Royalty and related Enforcement Rights to Buyer and directing that

Quadra henceforth (I) make all payments of the Robinson Royalty to Buyer (after funding of the Trust Fund); (II) subject to reasonable limitations on subsequent disclosure, allow Buyer access to all information developed prior to Closing which the royalty holder is entitled to review pursuant to the Stipulation or the Ancillary Agreement, and (III) from and after the Closing Date, deliver to Buyer all such information which the royalty holder is entitled to receive that is developed or disclosed on or following the Closing Date;
     (iii) As to the Mulatos Royalty:
(A)	The Conveyance and Assignment of Royalty for Technical Expertise (“RTE Assignment”) in the form attached hereto as Exhibit C executed by KMC; and

(B)	An instruction letter executed by KMC advising Alamos and MON of the assignment of the Mulatos Royalty and related Enforcement Rights to Buyer and directing that Alamos and MON henceforth (I) make to Buyer all payments of the Mulatos Royalty; (II) subject to reasonable limitations on subsequent disclosure, allow Buyer access to all information developed prior to Closing which the royalty holder is entitled to review pursuant to the Mulatos Agreements, including the RTE, and (III) from and after the Closing Date, deliver to Buyer all such information which the royalty holder is entitled to receive that is developed or disclosed on or following the Closing Date; and
     (iv) Such other certificates and documents as Buyer or its counsel may reasonably request.
     (b) At the Closing, Buyer will deliver to Sellers, in form and substance satisfactory to the collective counsel of Sellers:
     (i) The Purchase Price by transfer of immediately available funds to such account at such location as KMC may direct; and
     (ii) Such other certificates and documents as Sellers or their collective counsel may reasonably request.
     1.6 Passage of Title at Closing. At the Closing, all right, title and interest of Sellers in and to all of the Assets will be vested in Buyer.

     1.7 Cooperation. Sellers and Buyer shall cooperate and use reasonable efforts before Closing to attempt to obtain the consent of Revett to conveyance to Buyer of the Royalty Conversion Right as described in Section 1.1(b) hereof.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the Effective Date and the Closing Date, Buyer represents and warrants to Sellers as follows:
     2.1 Organization of Buyer. Buyer is (a) a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and (b) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required in connection with the performance or satisfaction of an obligation hereunder.
     2.2 Authorization of Transaction. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and Buyer has been duly authorized by all requisite corporate action to execute, deliver and fully perform under the same. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any person or governmental agency in order to consummate the transactions contemplated by this Agreement.
     2.3 Buyer Noncontravention; Consents. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of Buyer’s organizational documents or (b) conflict with, require consent under, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets).
     2.4 Brokers’ Fees. Buyer has no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.
     2.5 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to Buyer’s knowledge, threatened against or involving Buyer that questions the validity of this Agreement or seeks to prohibit, enjoin, or otherwise challenge the transactions contemplated by this Agreement.
     2.6 Buyer’s Diligence. Buyer represents that it has conducted such due diligence as it deems necessary or appropriate concerning the Assets, and Buyer has entered into this Agreement and will complete the transactions contemplated by this Agreement on the basis of its own diligence. Buyer has reviewed such public records as Buyer deems necessary or appropriate in connection with its due diligence activities. Buyer has requested from Sellers such documents and other information in Sellers’ possession as Buyer deems necessary or appropriate in connection with its due diligence activities. Buyer is fully satisfied with (a) Sellers’ response to Buyer’s requests for such information, (b) Buyer’s review of all information related to the Assets that Sellers have provided or made available to Buyer in response to Buyer’s requests for information, and (c) Buyer’s review of public records. Buyer further represents that it has examined this Agreement including its Exhibits and is relying on its own economic, feasibility, environmental, safety and financial analyses with respect to its plans regarding the Assets and the suitability of the Assets for Buyer’s purposes.
     2.7 Other Representations and Warranties. Buyer further represents that, as of the Effective Date, it has no knowledge that any of the representations or warranties given or made by Sellers in this Agreement are inaccurate or incomplete and that, except for the representations and warranties of Sellers set forth in this Agreement: (a) Buyer accepts the Assets “AS IS, WHERE IS, WITH ALL FAULTS” and (b) neither Sellers nor any of their affiliates or representatives have made any other representation or warranty, express or implied, with respect to the Assets, including, in particular, any representation or warranty that the Assets are suitable for any particular purpose.
ARTICLE III.
GENERAL REPRESENTATIONS AND WARRANTIES OF SELLERS
     As of the Effective Date and the Closing Date, Sellers, jointly and severally, represent and warrant to Buyer as follows:
     3.1 Organization, Qualification, and Corporate Power. Each Seller (a) is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation; and (b) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to own the Assets attributed to it hereunder. No Seller is in default under or in violation of any provision of its organizational documents.
     3.2 Authorization of Transaction. Each Seller has the corporate power and authority to execute and deliver this Agreement and each of the collateral agreements specified herein and to perform fully its respective obligations hereunder and thereunder, and each Seller has been duly authorized by all requisite corporate action of such Seller to execute, deliver and fully perform under the same. This Agreement is, and on the Closing Date each of the collateral agreements specified herein to which a Seller is a party will be, legal, valid and binding obligations of such Seller, enforceable against it in accordance with their respective terms . No Seller need give any notice to, make any filing with, or obtain any authorization, consent (except for the consent required of Revett as described in Section 1.1(b) hereof) or approval of any person or governmental agency in order to consummate the transactions contemplated by this Agreement.

     3.3 Seller Noncontravention; Consents. Neither the execution and the delivery of this Agreement or the collateral agreements specified herein by Sellers nor the consummation of the transactions contemplated hereby by Sellers will (a) violate, contravene or result in a breach or default under any constitution, statute, regulation, rule, injunction, judgment, order or other restriction of any government, governmental agency, or court to which a Seller is subject or any provision of a Seller’s organizational documents or, (b) conflict with, require consent under (except for the consent required of Revett as described in Section 1.1(b) hereof), result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, instrument or other arrangement to which a Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of such assets).
     3.4 Brokers’ Fees. No Seller has any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
     3.5 Agreements Related to the Assets. Except as provided in Section 10.5 or as otherwise disclosed in this Agreement, to Sellers’ knowledge, no Seller or counter-party of any Seller to any agreement related to the Assets is in material breach or default, or is alleged to be in material breach or default, of any such agreement, and no event has occurred which, with notice or lapse of time, would reasonably be expected to form the basis of such a breach or default. To Sellers’ knowledge, no Seller is a party to any agreement that is material to this transaction or that directly affects the Assets in any material way that has not been disclosed to Buyer. Except for payments made to the Trust Fund, (a) no Seller has accepted or received, and no payor has been credited with, any advance payments against the Robinson Royalty or Mulatos Royalty; and (b) no Seller is a party to any agreement pursuant to which any payment owed under the Robinson or Mulatos Royalties may be reduced by or offset against any amounts owing by one or more Sellers.
     3.6 Litigation. Except as provided in Section 10.5 or as has been disclosed by Sellers to Buyer, to Sellers’ knowledge, the Assets are not subject to, and no outstanding threat exists which would make the Assets subject to, any action, proceeding, claim, demand, suit, investigation, inquiry or audit before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or mediator. Except as provided in Section 10.5 or as has been disclosed by Sellers to Buyer, Sellers have not been notified of any claim, action, suit, proceeding or investigation pending or, to Sellers’ knowledge, threatened against or involving any Seller that questions the validity of this Agreement or seeks to prohibit, enjoin, or otherwise challenge the transactions contemplated by this Agreement.
     3.7 Disclosure. Each Seller represents and warrants that, prior to the Effective Date and as of the Closing Date, it has provided Buyer with such access to the Assets as has been requested by Buyer and has made available to Buyer all information requested by Buyer regarding the Assets which, to such Seller’s knowledge, is in such Seller’s possession.
     3.8 Material Changes. With respect to the Assets or any portion thereof:

     (a) No material lien or material encumbrance of any kind whatsoever created by, through or under Sellers has been imposed or threatened to be imposed upon any of the Assets;
     (b) No right or claim (or any series of related rights and claims) arising under the Assets has been cancelled, compromised, waived, or released or threatened to be cancelled, compromised, waived, or released by Sellers;
     (c) Except as set forth in Section 10.5 hereof, no claims or liabilities of any kind whatsoever have been asserted against the Assets or threatened to be asserted against the Assets;
     (d) Except as set forth in Section 10.5 hereof or as disclosed by Sellers to Buyer, to Sellers’ knowledge, no licenses, permits, franchises or other governmental or regulatory authorizations necessary or beneficial to the operations underlying the Assets (i) have been violated, suspended, cancelled or revoked in any material way; (ii) are subject to any commenced, pending or threatened judicial or administrative proceeding that could lead to suspension, cancellation or revocation; or (iii) are otherwise not valid or not in full force and effect;
     (e) Except as set forth in Section 10.5 hereof or as disclosed by Sellers to Buyer, to Sellers’ knowledge, no party has repudiated or breached any material provision of, nor terminated or threatened or noticed any termination of, any agreement necessary or beneficial to the operations underlying the Assets;
     (f) To Sellers’ knowledge, none of the operations underlying the Assets have been destroyed or otherwise suffered material damage or loss; and
     (g) None of the Sellers has taken any action that would result in the occurrence of any of the foregoing.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS -
THE SHARES
As of the Effective Date and the Closing Date, Sellers, jointly and severally, represent and warrant to Buyer as follows:
     4.1 Issuance, Etc. The Shares are validly issued, fully paid and non-assessable.
     4.2 Ownership. Sellers own and are in possession of the Shares, free and clear of all liens, claims, charges, restrictions and encumbrances of any kind, and (except for the consent required of Revett in connection with the Royalty Conversion Right) have full power and legal right to sell, assign, transfer, convey and deliver the same to Buyer.
     4.3 No Exchange; Compliance with Securities Act. Seller has not exchanged or tendered the certificate representing 2,250,000 shares of the common stock of Sterling Mining Company (“Sterling Certificate”) for shares of Class B common stock of Revett Silver or shares of common stock of Revett Minerals. The Sterling Certificate may be tendered for the Shares following the Closing. Except to the extent Sellers’ rights to appoint a director to the board of Revett Silver (which right has not been exercised by Sellers), create such relationship, no Seller (a) is an affiliate of Revett, as defined under the Securities Act of 1933 and the rules and regulations promulgated thereunder (“Securities Act”); or (b) with respect to the Shares, has any knowledge of any facts or circumstances indicating that it is or may be deemed to be (i) an underwriter within the meaning of the Securities Act or (ii) involved with a distribution of the Shares subject to the Securities Act.
     4.4 Transfer and Conversion. Subject to obtaining Revett’s consent to assignment of the Royalty Conversion Right, the Shares and rights associated therewith are fully transferable in compliance with the Securities Act. The Shares constitute all of the common stock of Revett necessary to be surrendered in exchange for the Rock Creek Royalty pursuant to the Royalty Conversion Right. As of the Closing Date, (a) the period during which the Shares may be converted into the Rock Creek Royalty pursuant to the Royalty Conversion Right shall not have been terminated, shortened or abbreviated, or be subject to termination, shortening or abbreviation, for any reason whatsoever except as might be provided in the Revett Agreement; (b) Sellers shall not have converted any of the Shares into the Rock Creek Royalty, notified Revett of any election or intent to so convert all or any of the Shares, or otherwise taken any action allowing Revett to cause all or any of the Shares to be so converted without the advance written consent of Buyer; (c) the total amount payable pursuant to the Rock Creek Royalty shall not have been reduced, or become subject to reduction; and (d) Sellers shall not have impaired or otherwise adversely affected in any way whatsoever the ability of Buyer to convert the Shares into the Rock Creek Royalty, whether through breach of the Revett Agreement or otherwise.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLERS -
THE ROBINSON ROYALTY
As of the Effective Date and the Closing Date, Sellers, jointly and severally, represent and warrant to Buyer as follows:
     5.1 Trust Fund. As of October 31, 2005, to Sellers’ knowledge, the unaudited balance in the Trust Fund was Nine Million Seven Hundred Ninety-Two Thousand Seventy-Seven and no/100 US Dollars (US$9,792,077.00) and the total amount contributed, credited and/or accrued toward the Trust Fund Amount was Fourteen Million Seven Hundred Thirty-Two Thousand One Hundred Twenty-Five and 27/100 US Dollars (US$14,732,125.27). The Trust Fund balance includes royalty contributions earned through September 30, 2005 (paid in October 2005), with interest and account fees paid through October 31, 2005. A reconciliation between the total amount contributed, credited and/or accrued toward the Trust Fund Amount and the balance in the Trust Fund is provided in the following table:

Trust Fund
	Trust Fund	Contribution/Credit/
	Balance	Accrual
Trust Fund funding and creditable amount agreed to in the Ancillary Agreement as of January 2004 (the US$4,900,000 difference represents the agreed upon amount of prior qualified Reclamation and Remediation expenditures).
	US$5,300,000.00	US$10,200,000.00

Subsequent royalty contributions for the operating period of October 2004 through September 2005 (September royalty of US$585,122.82 paid in October 2005).	US$4,358,925.01	US$4,358,925.01

Interest (January 2004 – October 2005)	US$173,200.26	US$173,200.26

Trust Fund account fees (January 2004 through October 2005) (Fees have been deducted from the account but are an obligation of BHP/Quadra and will need to be reimbursed. Also, Quadra has expended $30,832.75 in Reclamation and Remediation activities from September 2004 through September 2005, which has not yet been withdrawn).
(US$40,048.27)

	US$9,792,077.00	US$14,732,125.27

To Sellers’ knowledge, no audit having been conducted, an audit of the Robinson Royalty or the Trust Fund would not indicate that an adjustment of the amounts set out above would be required.
     5.2 Compliance. To Sellers’ knowledge, except for certain periodic reports that might not have been received by Sellers and that do not materially affect the calculations of amounts contributed, accrued or credited to the Trust Fund or the Robinson Royalty, each party is in full compliance with all material obligations under, and there is no actual or alleged breach of or default of any material provision under, the Stipulation, the Ancillary Agreement or the Trust Agreement dated as of September 12, 2003, between and among Kennecott Holdings, Kennecott Rawhide and Kennecott Nevada, BHP Copper, Inc. and BHP Nevada Mining Company and the Bank of New York (“Trust Agreement”).
     5.3 Reports. To Sellers’ knowledge, except for certain periodic reports that might not have been received by Sellers, Sellers have received all material reports obligated to be provided to it under the Ancillary Agreement regarding the Reclamation and Remediation activities and associated expenditures that have occurred on the Robinson Royalty Property, and there is presently no outstanding dispute in relation thereto.

     5.4 No Other Royalties. Immediately prior to the Effective Date, the Robinson Royalty is the only royalty or other payment of any kind whatsoever based upon production from the Robinson Royalty Property owing or to be owed to any Seller. With respect to the mining lease dated March 4, 1985, between Kennecott Corporation, a New York corporation, as lessor and Silver King Mines, Inc., a Nevada corporation, as lessee, all rights accruing to any Seller or any affiliates of a Seller thereunder have terminated and no Seller or affiliate thereof has any claim to any royalty arising thereunder.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF SELLERS -
THE MULATOS ROYALTY
As of the Effective Date and the Closing Date, Sellers, jointly and severally, represent and warrant to Buyer as follows:
     6.1 Reporting Compliance. To Sellers’ knowledge, except for its delinquency in supplying certain financial statements to Sellers, MON and Alamos are in full compliance with their respective reporting and payment obligations under the Mulatos Agreement, and there is no dispute or other disagreement regarding the amounts paid pursuant to the Mulatos Royalty.
     6.2 Royalty Reserve Payments. MON and Alamos have fully paid all amounts due as the Royalty Reserve quarterly payments as provided in the Mulatos Agreements (“Royalty Reserve Payments”), and the obligation to make Royalty Reserve Payments has terminated prior to the Effective Date. No portion of the Royalty Reserve Payments paid prior to the Effective Date is creditable against, or is being retained by a Seller for possible credit against, any payment of the Mulatos Royalty becoming due and payable after the Effective Date.
     6.3 Credit Agreements. As of the Closing, except with respect to the Mulatos Royalty and the related Enforcement Rights, there are no further debts or other outstanding monetary obligations owing to a Seller under the Mulatos Obligations and there are no current outstanding claims, breaches or defaults thereunder.
ARTICLE VII.
PRE-CLOSING COVENANTS
     7.1 Covenants of Sellers with respect to the Business. During the period from the Effective Date to the Closing, Sellers agree that, except as contemplated or permitted by this Agreement or to the extent that Buyer otherwise consents in writing:
     (a) Sellers shall treat the Assets in the usual, regular and ordinary course consistent with past practice and use their best efforts to preserve intact the Assets.
     (b) Sellers will not, and will not agree to, sell, lease, exchange, or encumber any Assets.

     (c) Sellers will not enter into any new agreements or amendments to existing agreements with the parties obligated to pay the Mulatos or Robinson Royalties or the owners of the underlying property that affect the Assets without Buyer’s prior written consent.
     (d) Sellers will not exchange any of the Shares for the common stock of Revett Minerals or the Class B common stock of Revett Silver prior to Closing or exercise or otherwise alter in any way the Royalty Conversion Right without Buyer’s prior written consent.
     (e) Sellers will immediately notify Buyer in writing of any event that renders any representation or warranty of Sellers hereunder incorrect or inaccurate.
     7.2 Additional Covenant of Sellers. During the period from the date of this Agreement until the Closing, Sellers will not take any action that would, or would be reasonably likely to, result in any of the conditions in Article VIII not being satisfied or that would materially impair Sellers’ ability to consummate the transactions contemplated hereby in accordance with the terms hereof or would materially delay such consummation. KMC shall promptly advise Buyer orally and in writing of any change in, or event with respect to, the Assets having, or that could have, a material adverse effect on Sellers’ ability to consummate the transactions contemplated hereby.
     7.3 Access to Records. Subject to satisfaction of any requirements with respect to confidentiality, upon reasonable notice, Sellers shall afford to the officers, employees, accountants, counsel and other representatives of Buyer access, during normal business hours, during the period prior to the Closing, to all of the books, contracts, commitments and records relating to the Assets that are in Sellers’ possession and shall furnish to Buyer all other information concerning the Assets that is in Sellers’ possession as Buyer reasonably requests.
     7.4 Exclusivity. During the period from the date of this Agreement until the Closing, neither Sellers nor their respective officers or directors shall solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of the Assets (including any acquisition by merger or consolidation) or participate in any discussions or negotiations regarding, furnish information with respect to, assist or participate in, or facilitate in any manner any effort or attempt by any person to do any of the foregoing.
     7.5 Covenant of Buyer. During the period from the date of this Agreement until the Closing, Buyer will not take any action that would, or would be reasonably likely to, result in any of the conditions in Article VIII not being satisfied or that would materially impair Buyer’s ability to consummate the transactions contemplated hereby in accordance with the terms hereof or would materially delay such consummation. Buyer shall promptly advise KMC orally and in writing of any change or event that could have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. Buyer shall also advise KMC as to any determination it makes as to its intended allocation (for tax and book purposes) of the Purchase Price among the Assets.

ARTICLE VIII.
CLOSING CONDITIONS
     8.1 Conditions to Each Party’s Obligations. The respective obligations of the parties hereunder are subject to the satisfaction, at or prior to the Closing, of the following conditions:
     (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated herein shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).
     (b) No claim, action, litigation or proceeding shall be pending or threatened against Buyer or any Seller for the purpose of enjoining or preventing the consummation of the transactions contemplated hereby or otherwise claiming that this Agreement or the consummation of the transactions contemplated hereby are illegal.
     8.2 Conditions to Buyer’s Closing Obligation. Buyer’s obligation to close the transactions contemplated hereunder is subject to the satisfaction by Sellers, at or prior to the Closing, of the following conditions (unless waived in writing by Buyer):
     (a) The representations and warranties of Sellers set forth herein are correct in all material respects as of the Closing as though they were made as of the Closing.
     (b) Sellers shall have fully performed and complied in all material respects with the covenants hereunder that are to be performed or complied with by it at or prior to the Closing.
     8.3 Conditions to Sellers’ Closing Obligations. Sellers’ obligation to close the transactions contemplated hereunder is subject to the satisfaction by Buyer, at or prior to the Closing, of the following conditions (unless waived in writing by KMC):
     (a) The representations and warranties of Buyer set forth herein are correct in all material respects as of the Closing as those they were made as of the Closing.
     (b) Buyer shall have fully performed and complied in all material respects with the covenants hereunder that are to be performed or complied with by it at or prior to the Closing.
ARTICLE IX.
TERMINATION
     9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written consent of KMC (on behalf of Sellers) and Buyer;
     (b) by KMC on behalf of Sellers if any of the representations or warranties of Buyer herein are inaccurate in any material respect and if such inaccuracy cannot reasonably be expected to be cured prior to the Closing;

     (c) by KMC on behalf of Sellers if any obligation, term or condition to be performed or observed by Buyer hereunder has not been performed or observed in any material respect at or prior to the time specified in this Agreement;
     (d) by Buyer if any of the representations or warranties of any Seller herein are inaccurate in any material respect and if such inaccuracy cannot reasonably be expected to be cured prior to the Closing;
     (e) by Buyer if any obligation, term or condition to be performed or observed by any Seller hereunder has not been performed or observed in any material respect at or prior to the time specified in this Agreement; and
     (f) by either Buyer or KMC (on behalf of Sellers) if any of the conditions set forth in Section 8.1 have not been satisfied.
     9.2 Effect of Termination. If validly terminated pursuant to Section 9.1, this Agreement will become null and void and all further obligations of the parties under this Agreement will terminate and there will be no liability on the part of any party.
ARTICLE X.
POST-CLOSING COVENANTS
     The parties agree as follows with respect to the period following the Closing:
     10.1 General. If, during the three (3) year period following Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each party will take such further action (including the execution and delivery of further instruments and documents) as any other party reasonably requests, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor).
     10.2 Litigation Support. Except with respect to the matter discussed in Section 10.5, if, during the three (3) year period following Closing and for so long as any party actively is contesting or defending against any action commenced during such period, in connection with (a) any transaction contemplated under this Agreement or (b) any fact, circumstance, condition, event, failure to act, or transaction on or prior to the Closing involving Buyer or any Seller, except to the extent adverse to its own interest, each other party will cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as is reasonably necessary in connection with such contest or defense, all at the sole cost and expense of the contesting or defending party, provided that the contesting or defending party will not be charged for reasonable manpower hours of the other party’s personnel who provide assistance (unless the contesting or defending party is entitled to indemnification therefor).
     10.3 Transition. During the period of three (3) years following Closing for Assets other than the Shares, the Royalty Conversion Right and the Rock Creek Royalty Royalty, and during the period coincident with the term of the Royalty Conversion Right for the Shares, the Royalty Conversion Right and the Rock Creek Royalty, neither Sellers nor any affiliate, officer or director thereof will take any action that is intended to, or could reasonably be anticipated to, adversely affect the Assets or the benefits therefrom accruing to Buyer; provided, however, that in the event a Seller determines, in good faith, that failing to take such action would be materially adverse to the interest of such Seller, Seller may take such action to the extent necessary to preserve its interests following written notice of same to Buyer sufficiently in advance to allow Buyer to attempt to rectify same. Sellers will refer all inquiries directly relating to the Assets to Buyer from and after Closing. In connection with the foregoing, (a) in the event Buyer converts the Shares to the Rock Creek Royalty, Sellers shall cooperate with Buyer in delivering to Revett a certified copy of the recorded instrument evidencing Buyer’s right, title and interest to the Rock Creek Royalty and shall direct that any payments or notices relating to the Rock Creek Royalty be delivered by Revett only to Buyer or its designated representative; and (b) as to the Mulatos Royalty, Sellers shall cooperate with and assist Buyer in recording such royalty in the Public Registry of Mining or other appropriate office of the Mexican government.
     10.4 Trust Fund. Notwithstanding the conveyance of the Robinson Royalty hereunder, subject to such action as might be necessary to protect or preserve their rights and interests in the Trust Agreement, the Trust Fund, the Stipulation and the Ancillary Agreement, Sellers will continue to comply, fully and in good faith, with their obligations under the Trust Agreement, Stipulation and Ancillary Agreement.
     10.5 Mulatos Royalty. Sellers have disclosed to Buyer a notice of claim from Alamos dated September 30, 2005, concerning the Virgencita Concession. If, in connection with the dispute as to the Virgencita Concession, there is a final judgment by a trial court of competent jurisdiction that MON does not have rights under the Virgencita Concession, but the validity of the Mulatos Royalty and Buyer’s ownership thereof is not otherwise impaired, then Sellers shall not be liable to Buyer for loss of royalty related to loss of the Virgencita Concession. However, if for any reason related to claims by Alamos or MON against Sellers, it is determined by a trial court of competent jurisdiction that the right to the Mulatos Royalty is rescinded, unenforceable, void or otherwise nullified or if, as a result of such determination or as a result of a settlement reached by Sellers in any such dispute, the Mulatos Royalty is otherwise adversely affected (which, for purposes of this Agreement means that the court orders, or Sellers in such settlement agree to, repayment of, or a reduction in future payments of, US$750,000 or more under such royalty), then, within 90 days of the date of determination by the trial court or such settlement, Buyer may elect to have Sellers refund to Buyer US$5,600,000 of the original Purchase Price, reduced by any amounts paid to Buyer under such royalty that do not have to be refunded to Alamos or MON, in which case Buyer shall simultaneously deliver to Sellers a reconveyance and release of any claim to the Mulatos Royalty together with the amount, if any, by which such royalties paid to Buyer that do not have to be returned to Alamos or MON exceed US$5,600,000. Notwithstanding the foregoing, if the decision of the trial court is appealed, Buyer may defer its election and await the outcome of any appeal of the trial court’s determination, not subject to further review, and if the appellate court issues a final judgment that the Mulatos Royalty is rescinded, unenforceable, void or is otherwise adversely affected, Buyer may elect to have the Purchase Price returned in exchange for the Mulatos Royalty on the same basis as set forth in the preceding sentence. Such election must be made within 30 days of the final decision by the appellate court not subject to further review. If an election is timely made by Buyer in either of the circumstances described above, a closing of the transaction described above will occur within 30 days of the date of Buyer’s election. In the event of a disagreement between the parties as to any ultimate amount to be refunded, the amount not in dispute shall be refunded within the above stated period. Buyer may elect to intervene as a party in any judicial proceedings that it reasonably determines may affect its rights or interests in the Mulatos Royalty, if such intervention is possible under the rules of procedure applicable to the proceeding. If Buyer so elects to intervene, it shall be solely responsible for all costs and expenses (including but not limited to attorneys’ fees) incurred by it, and Sellers shall have no obligation to reimburse Buyer for same. Buyer also shall have the right to request of and receive from Sellers an assignment of any claims that any of the Sellers may have against third parties with respect to a claim by Alamos relating to the Mulatos Royalty. Upon receipt of that claim from Sellers, Buyer shall be responsible for defending any counterclaim brought by such third party and shall indemnify Sellers from and against any costs, expenses or damages resulting from either its claim or the third party’s counterclaim.
     10.6 Proration of Royalty Payments. If, during the three (3) year period following Closing, either party receives a payment of the Mulatos Royalty or the Robinson Royalty that covers a period both before and after Closing, the parties shall seek for a period of 60 days to obtain specific information accompanying the payment as to when the payment accrued and prorate the payment accordingly. If such specific information cannot be obtained, any such payment shall be prorated by dividing the amount of the payment by the number of days in the period to which the statement accompanying the payment pertains and then attributing to Sellers the per diem amount for each day prior to Closing and to Buyer the per diem amount for the Closing Date and each day thereafter.
     10.7 Access to Books and Records. During the one (1) year period following Closing Sellers shall maintain and make available to Buyer for review and copying at Buyer’s expense and subject to satisfaction of any limitations on disclosure under any relevant agreements, any all books, records, manuals and other materials in the possession of Sellers and that can be located by Sellers relating to the Assets, including, without limitation, (i) all production data and financial and accounting records or reports provided to or produced by the Sellers regarding any royalty described herein (including records of tonnage, product volume, analyses of products, weight, moisture, assays of pay metal content, allowable deductions for further processing and other records related to the computation of any such royalty), (ii) the results and supporting materials of any audit regarding the payment of any royalty described herein, (iii) all reports regarding or relating to the reclamation or remediation of any real property subject to any royalty described herein; (iv) all correspondence between Sellers and the payors of the Mulatos Royalty and Robinson Royalty concerning such royalties; (v) any and all annual or interim reports submitted to Sellers by the royalty payors of the activities conducted upon or to be conducted upon the real property subject to any royalty described herein; and (vi) any reports or analyses produced by or for Sellers with respect to any inspections of the surface or subsurface portions of the real property subject to any royalty described herein or the improvements or operations thereon; provided that any such access will be made upon reasonable advance notice during normal business hours in such a manner as to not unduly interfere with Sellers’ operations.

ARTICLE XI.
INDEMNIFICATION
     11.1 Buyer Claims. Sellers shall jointly and severally indemnify and hold harmless Buyer and its successors and assigns, and its and their respective officers, directors, shareholders, employees and agents, against, and in respect of any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses incurred in connection therewith (collectively, “Damages”), resulting from (a) the loss or reduction in value of any of the Assets arising out of a breach of any Seller’s representations, warranties, covenants or agreements contained in this Agreement, (b) a breach of any Seller’s representations, warranties, covenants or agreements contained in this Agreement that results in Damages other than those associated with a loss or reduction in value of any of the Assets, or (c) any Excluded Liabilities, including any liability arising out of the ownership or operation of the Assets on or before the Closing Date. For purposes of this Section 11.1, any claim for a loss or reduction in value of any of the Assets as provided in subsection (a) above, (i) must be asserted by Buyer as provided in Section 11.5 within three (3) years of the Closing and (ii) will be limited to no more than US$1,800,000 in the case of the Shares or the Rock Creek Royalty; US$5,600,000 in the case of the Mulatos Royalty; or US$19,400,000 in the case of the Robinson Royalty.
     11.2 Sellers Claims. Buyer shall indemnify and hold harmless Sellers and their respective successors, assigns, officers, directors, shareholders, employees and agents, against, and in respect of, any Damages resulting from (a) the breach of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement (which representations and warranties shall survive the Closing) or (b) Buyer’s negligence or willful misconduct with respect to the ownership or operation of the Assets.
     11.3 Third Party Claims. With respect to claims for indemnification from any claim by a third party, the indemnified party shall provide written notice (the “Claim Notice”) to the indemnifying party of any such claim within five (5) days after becoming aware of such claim; provided, however, that the indemnifying party shall have no obligation to indemnify the indemnitee against Damages, if any, resulting directly from the failure to timely give a Claim Notice, but that such failure will not be deemed a forfeiture of the rights granted by this Section 11.3. The parties shall make available to each other all information that is in their possession and is material to any such claim. The indemnifying party may defend at its expense any third-party claim against the indemnified party, so long as the notice of the intent to control the defense is given to the indemnified party within five (5) days after receipt of the Claim Notice by the indemnifying party. The indemnified party shall cooperate with the indemnifying party in such defense, and may employ counsel at its own expense.
     11.4 Virgencita Concession Indemnification. With respect to any action taken against Buyer by Alamos, MON or any other party concerning the validity of the Mulatos Royalty as a result of the dispute regarding the Virgencita Concession referenced in Section 10.5, Sellers shall have the right, but not the obligation, to assume Buyer’s defense of such action and to prosecute or settle same.

     (a) If Sellers assume Buyer’s defense of such action, Sellers’ indemnification liability shall be limited to reimbursement of any cost or attorneys fees incurred by Buyer in defending such claim during the period (not to exceed ten (10) days) prior to the assumption of the defense by Sellers and to the return of the amount set out in Section 10.5 if an adverse decision is received from a trial court or appellate court or if the Mulatos Royalty is otherwise adversely affected, as provided in Section 10.5, as a result of a settlement reached by Sellers in any such dispute, and the other requirements of Section 10.5 are met.
     (b) If Sellers elect not to assume defense of such action, Buyer may elect within twenty (20) days of the date Sellers give Buyer notice of such decision (i) to return the Mulatos Royalty to Sellers in exchange for US$5,600,000 of the original Purchase Price, reduced by any amounts paid to Buyer under such royalty that do not have to be refunded to Alamos or MON (and provided that if Buyer has been paid in excess of US$5,600,000 it shall refund to Seller the amount by which such payments exceed US$5,600,000), in which case Sellers will assume responsibility for any damages imposed on Buyer arising out of such action and Buyer shall have no further rights or obligations with respect to the Mulatos Royalty or such action, or (ii) to retain the Mulatos Royalty and defend the action, retain any royalties that have been paid, assume responsibility for any damages that might result and release Seller from any liability with respect to the Mulatos Royalty. Notwithstanding Buyer’s election to defend the action, upon the earlier of: (x) ninety (90) days after an adverse decision by a trial court, or (y) two (2) years after the date of Buyer’s election to defend the action, Buyer may further elect by written notice to Sellers to terminate its defense of the action and return the Mulatos Royalty to Sellers in exchange for US$5,600,000 of the original Purchase Price, reduced by any amounts paid to Buyer under such royalty that do not have to be refunded to Alamos or MON (and provided that if Buyer has been paid in excess of US$5,600,000, it shall refund to Seller the amount by which such payments exceed US$5,600,000). In addition, in this case, Sellers shall assume responsibility for any damages imposed on Buyer arising out of such action, and Buyer shall have no further rights or obligations with respect to the Mulatos Royalty or such action, provided, however, that to the extent damages (including attorneys’ fees and interest) have been or ultimately are awarded to Alamos or MON, and such damages are greater than those claimed or that would have been imposed at the date of Buyer’s election, the additional amount of damage shall be Buyer’s sole responsibility.
     (c) If Buyer makes the election to return the Mulatos Royalty to Sellers following Buyer’s assumption of defense of such action, all legal costs and expenses incurred by Buyer in defending the action and any settlement costs paid or agreed to by Buyer prior to its termination of its defense pursuant to Section 11.4(b)(ii) (which settlement shall be entered into only following consultation throughout the settlement process with Sellers and which shall be subject to Sellers’ prior written approval) shall be at Buyer’s sole cost and expense, and Sellers shall have no obligation to reimburse Buyer for all or any portion of same. If Buyer does not elect to return the Mulatos Royalty to Sellers, then all legal costs and expenses incurred by Buyer in defending the action and any settlement costs paid or agreed to by Buyer shall be at Buyer’s sole cost and expense, and Sellers shall have no obligation to reimburse Buyer for all or any portion of same, provided further that Sellers shall have no right to consultation with Buyer regarding any such settlement or to participate in any such settlement.

     11.5 Non-Third Party Claims. If the indemnified party asserts the existence of a claim, other than a claim by a third party, it shall give written notice to the indemnifying party specifying the nature and amount of the claim asserted. Within 30 days after such notice of a claim has been received by the indemnifying party, the indemnifying party may give written notice to the indemnified party of its intent to contest the assertion of the indemnified party; if no such notice is received, the assertion by the indemnified party will be deemed accepted by the indemnifying party. If the indemnifying party does contest the assertion of the claim, an authorized representative of each party shall attempt in good faith to resolve the dispute for a period of 30 days. If the dispute is not resolved as agreed in writing by the parties at the end of such 30-day period, either party may pursue the rights and remedies available to it at law or in equity.
ARTICLE XII.
MISCELLANEOUS
     12.1 Knowledge. As used in this Agreement, references to the “knowledge” of any entity shall mean the actual knowledge of the current executive officers and senior employees of such entity responsible for the area of operations to which such officers’ and employees’ knowledge relates, and such individuals will be deemed to have knowledge of a particular fact, circumstance or other matter only if such individual is actually aware of such fact, circumstance or other matter, no investigation having been made.
     12.2 Press Releases and Public Announcements. No party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and KMC; but any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable efforts to advise the other parties prior to making the disclosure as to the form, content and timing of such disclosure and will provide the other parties the opportunity to make comment thereon).
     12.3 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.
     12.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related to the subject matter hereof.
     12.5 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns.
     12.6 Notices. All notices, requests, demands, claims, and other communications hereunder (“Notices”) must be in writing. Any party may send any Notice to the intended recipient at the address set forth below using certified mail, nationally recognized express courier, personal delivery or facsimile transmittal, and any such Notice will be deemed to have been duly given (a) three days after being deposited in the U.S. mail, postage prepaid, (b) the next business day after being deposited with a nationally recognized overnight courier and upon confirming delivery with such courier, and (c) when actually received by an individual at the intended recipient’s facsimile number and acknowledged as received).

If to Sellers:	Kennecott Minerals Company
224 North 2200 West
Salt Lake City, UT 84116
Attention: President & CEO
Fax: (801) 238-2488

Copy to:	Kennecott Minerals Company
224 North 2200 West
Salt Lake City, UT 84116
Attention: General Counsel
Fax: (801) 238-2473

And to:	Parsons Behle & Latimer
201 South Main Street, Suite 1800
Salt Lake City, Utah 84111
Attention: Chairman, Natural Resources Department
Fax: (801) 536-6111

If to Buyer:	Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
Attention: President
Fax: (303) 595-9385

Copy to:	Baker & Hostetler, LLP
303 East 17th Ave, Suite 1100
Denver, Colorado 80203
Attention: James M. King, Esq.
Fax: (303) 861-2307
Notice to KMC in accordance with this Section shall be effective as notice to all Sellers hereunder and only KMC shall be authorized to give notice from or on behalf of any Seller unless KMC appoints a single successor entity as the agent for notice for all Sellers in accordance with this Section. Any party may change the address to which Notices are to be delivered by giving the other parties notice in the manner herein set forth.
     12.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Utah without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Utah.

     12.8 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid unless it is in writing and signed by each party. No such waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     12.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     12.10 Expenses. Each Seller, on the one hand, and Buyer, on the other hand, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Any transfer or sales taxes arising by virtue of the sale of the Assets by Sellers to Buyer will be borne by Buyer.
     12.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of this Agreement. Unless the context otherwise requires: (a) “or” is not exclusive; (b) words in the singular include the plural, and words in the plural include the singular; (c) reference to a law, statute, rule, regulation, organizational document and the like is deemed to be followed by “as in effect on the date of this Agreement”; (d) “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (e) “include,” “includes,” or “including” will be deemed to be followed, as appropriate, by “, but not limited to,” (f) the masculine, feminine and neuter genders will each be deemed to include the others; (g) “will,” “shall,” or “agrees” are mandatory, and “may” is permissive; and (h) any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.
     12.12 Specific Performance. Each party acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, the obligations of the parties hereunder will be specifically enforceable.
     12.13 Survival. Except as specifically provided herein, the representations and warranties contained in Articles II, III, IV, V and VI of this Agreement shall survive the Closing and for a period of three (3) years thereafter.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Royal Gold, Inc.	Kennecott Minerals Company

/s/ TONY JENSEN	/s/ A. JACKMAN

Signature	Signature

TONY JENSEN	A. JACKMAN

Name	Name

President & COO	SR. V.P. & CEO

(Title)	(Title)

Kennecott Montana Company

/s/ A. JACKMAN

Signature

A. JACKMAN

Name

President & CEO

(Title)

Kennecott Holdings Corporation

/s/ A. JACKMAN

Signature

A. JACKMAN

Name

President & CEO

(Title)

Kennecott Rawhide Mining Company

/s/ A. JACKMAN

Signature

A. JACKMAN

Name

President & CEO

(Title)

Kennecott Nevada Copper Company

/s/ A. JACKMAN

Signature

A. JACKMAN

Name

President & CEO

(Title)